SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material Pursuant to §240.14a-12

ACXIOM CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:
Common Stock

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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☐	Fee paid previously with preliminary materials.

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Filed by Acxiom Corporation

Pursuant to Rule 14a-12 under the

Securities Exchange Act of 1934

Subject Company: Acxiom Corporation

Commission File No.: 000-13163

This filing consists of an email from Charles Morgan, the Company Leader, to the Company’s employees regarding the proposed acquisition.

Morgan’s Minutes

For internal use and distribution only

Hello, everyone. Today I have just a couple of things for you:

•	I want to remind everyone where we stand in the process related to our agreement with Silver Lake and ValueAct Capital.
•	And I want to tell you about some nice recognition Acxiom has received from Computerworld magazine.

SILVER LAKE AND VALUE ACT

As you know, on May 16 we announced that Acxiom had entered into a definitive agreement with Silver Lake and ValueAct Capital under which those firms would acquire 100 percent of the equity interests in the company in an all-cash transaction valued at approximately $3 billion. Under the terms of the agreement, Acxiom’s stockholders would receive $27.10 in cash for each outstanding share of stock.

Now we are a little past the halfway point in the 60-day period during which the board of directors – through the special committee of the board and with the assistance of its independent advisors – is soliciting and entertaining proposals from other companies.

The merger agreement provides that if the agreement with ValueAct and Silver Lake is not completed, then under specified circumstances the Company would be required to pay a termination fee of either $22.5 million or $67.5 million, depending on the timing and the circumstances of the termination.

Please know that as details are firmed up over the next few months we will continue to communicate in great detail so that you are very clear about all issues, including how Acxiom stock and stock options will be handled.

COMPUTERWORLD

I am happy to report that Acxiom again has been named to Computerworld magazine’s list of the Best Places to Work in IT in the United States. This year we were ranked No. 75, and this represents the fifth year in the last eight that Computerworld has bestowed this honor upon us.

As with all of these major rankings, the primary factor in determining the winners was the feedback gathered from anonymous surveys submitted by our IT associates. That’s what makes the award particularly gratifying. For more on the Computerworld Best Places to Work in IT announcement, visit http://www.computerworld.com/.

IN CLOSING

Thanks, everyone, and please stay in touch – charles@acxiom.com.

Additional Information and Where to Find It

In connection with the proposed transaction, Acxiom will be filing a proxy statement and relevant documents concerning the transaction with the Securities and Exchange Commission (“SEC”). SECURITY HOLDERS OF ACXIOM ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders can obtain free copies of the proxy statement and other documents when they become available by contacting Investor Relations, Acxiom Corporation, 1 Information Way, Little Rock, AR 72202 (501-342-3545). In addition, documents filed with the SEC by Acxiom are available free of charge at the SEC’s web site at www.sec.gov.

Acxiom and its directors, executive officers and certain other members of its management and employees may, under SEC rules, be deemed to be participants in the solicitation of proxies from Acxiom’s stockholders in connection with the transaction, which may be different than those of Acxiom stockholders generally. Information regarding the interests of such directors and executive officers is included in Acxiom’s proxy statements and Annual Reports on Form 10-K, previously filed with the SEC, and information concerning all of Acxiom’s participants in the solicitation will be included in the proxy statement relating to the proposed transaction when it becomes available. Each of these documents is, or will be, available free of charge at the SEC’s web site at http://www.sec.gov and from Investor Relations, Acxiom Corporation, 1 Information Way, Little Rock, AR 72202 (501-342-3545)